Utz Brands Reports Third Quarter Results and Raises Full-Year 2022 Outlook

Hanover, PA –November 10, 2022 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported financial results for the Company’s fiscal third quarter ended October 2, 2022.

3Q’22 Highlights:

•Net Sales increased 16.0% year-over-year to $362.8 million
•Organic Net Sales increased 12.6% year-over-year
•GAAP Net Income of $1.5 million vs. $31.4 million in the year-ago period(1)
•Adjusted EBITDA increased 6.5% year-over-year to $47.7 million
•The Company is again raising its full-year fiscal 2022 Net Sales and Adjusted EBITDA outlook

(1) The year-over-year decline in GAAP net income was primarily the result of a loss on the remeasurement of warrant liability of $3.7 million in the third quarter of 2022 compared to a gain of $36.3 million in the prior year period.

“I am very pleased with our team’s execution which drove third quarter results better than our expectations. We are successfully managing the impact of higher inflation while increasing our investments to support our growth strategies. As a result, we are again raising our net sales and Adjusted EBITDA outlook for fiscal 2022,” said Dylan Lissette, Chief Executive Officer of Utz.

Lissette continued, “We have been on an impressive growth journey marked by rapid expansion in our scale, geographic reach, and portfolio of brands and products. Looking ahead, I am excited to transition to Executive Chairman of the Board of Directors and remain actively engaged with the Company, while I pass the baton to Howard Friedman as our next Chief Executive Officer in mid-December. Having led some of America’s most iconic brands and established a track record of profitable growth, I believe Howard is the ideal leader to leverage our momentum and take Utz to the next level.”

Third Quarter 2022 Financial Highlights

	13-Weeks Ended
(in $millions, except per share amounts)	October 2, 2022	October 3, 2021	% Change

Net Sales	$362.8	$312.7	16.0%
Organic Net Sales	352.1	312.7	12.6%

Gross Profit	118.3	102.6	15.3%
Adjusted Gross Profit	132.6	111.8	18.6%
Adjusted Gross Profit Margin	36.5%	35.8%	79	bps

Net Income	1.5	31.4	nm
Adjusted Net Income	22.5	26.1	(13.8)%
Adjusted EBITDA	47.7	44.8	6.5%
Adjusted EBITDA Margin	13.1%	14.3%	(118)	bps
Adjusted Earnings Per Share	$0.16	$0.18	(14.6)%

Note: See description of Non-GAAP financial measures and reconciliations of GAAP measures to Non-GAAP adjusted measures in the tables that accompany this release.

Third Quarter Growth Highlights

For the 13-week period ended October 2, 2022, the Company’s retail sales as measured by IRI MULO-C increased 17.2% versus the prior-year period and the Company’s Power Brands’ retail sales increased 17.4% versus the prior-year period. Power Brands’ sales growth versus the prior-year period was led by Utz®, ON THE BORDER®, Zapp’s®, TORTIYAHS!®, Hawaiian®, Boulder Canyon®, and TGI Fridays®. The Company’s Foundation Brands increased 16.3%. Retail sales increased double digits across all three Geographies: Core, Emerging, and Expansion. The Company’s retail sales growth was slightly below the category, particularly in Expansion geographies, primarily driven by lapping strong promotional features in the Mass channel in the prior year.

IRI Retail Sales Growth Summary

	Last 13-Weeks Ended October 2, 2022
(in $millions)	YoY Change	% of Sales

Total Retail Sales Growth(1)

Salty Snack Category	19.4%

Utz	17.2%
Power Brands	17.4%	87%
Foundation Brands(2)	16.3%	13%

Sales by Geography Growth(1)

Core

Salty Snack Category	19.4%
Utz	18.2%	61%
Power Brands	18.4%	60%

Emerging

Salty Snack Category	19.5%
Utz	20.6%	23%
Power Brands	20.0%	25%

Expansion

Salty Snack Category	18.8%
Utz	10.6%	16%
Power Brands	11.0%	15%

(1) IRI Total US MULO-C, custom Utz Brands hierarchy, on a pro forma basis.
(2) IRI does not include certain Partner Brands and Private Label sales that are not assigned to Utz Brands.

Fiscal Year 2022 Outlook

For fiscal 2022, the Company is raising its total net sales growth outlook from 13-15% to 17-19%, and its Organic Net Sales growth outlook from 10-12% to 13-15%. This improved outlook for net sales growth reflects the Company’s year-to-date performance and continued business momentum.

The Company continues to expect gross input cost inflation in the mid-to-high-teens for fiscal 2022 and the Company has been taking inflation-justified pricing actions during the year to help offset these cost increases. As the benefits of the Company’s pricing actions and productivity programs continue to build, the Company expects to offset high inflation for the full year of fiscal 2022. As a result of these actions and its improved outlook for sales, the Company is increasing its fiscal 2022 Adjusted EBITDA outlook from 2-5% growth to an updated range of $166 million to $170 million, or 6-9% versus the prior year.

Additionally, in fiscal 2022, the Company now expects capital expenditures of approximately $40 million, excluding the impact of the Kings Mountain transaction. As previously noted, in accordance with Generally Accepted Accounting Principles (“GAAP”), the $38.4 million purchase of the Kings Mountain facility has been booked on the Company’s Statement of Cash Flows as a capital expenditure and not as an acquisition. The transaction was funded with approximately $10.4 million in cash and $28.0 million of proceeds from the issuance and sale of 2.1 million shares of the Company’s Class A Common Stock to affiliates of Benestar Brands in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933.

Finally, the Company continues to expect an effective tax rate of approximately 20% (normalized GAAP basis tax expense, which excludes one-time items) and net leverage at year-end fiscal 2022 to be consistent with year-end fiscal 2021.

With respect to projected fiscal 2022 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Third Quarter 2022 Financial Results

See the description of the Non-GAAP financial measures mentioned in this press release and reconciliations of the Non-GAAP adjusted measures to the GAAP measures in the tables that accompany this press release.

Net sales in the quarter increased 16.0% to $362.8 million compared to $312.7 million in the third quarter of 2021. The increase in net sales was driven by Organic Net Sales growth of 12.6% and acquisitions of 4.7%, partially offset by the Company’s continued shift to independent operators (“IO”) and the resulting increase in sales discounts that impacted net sales growth by (1.3%). Organic Net Sales growth was driven by favorable price/mix of 14.7%, partially offset by volume declines of (2.1%). Price elasticity was negligible, and volume growth was primarily impacted by SKU rationalization focused on reductions in private label and certain partner brands, and lapping strong promotional features in the Mass channel in the prior year.

Gross profit increased 15.3% to $118.3 million, or 32.6% as a percentage of net sales, compared to Gross Profit of $102.6 million, or 32.8% as a percentage of net sales, in the prior year period. Adjusted Gross Profit increased 18.6% to $132.6 million, or 36.5% as a percentage of net sales, compared to Adjusted Gross Profit of $111.8 million, or 35.8% as a percentage of net sales, in the prior year period. The increase in Adjusted Gross Profit as a percentage of net sales was primarily driven by higher net price realization, improved mix, and ongoing benefits from the Company’s productivity programs. These benefits were partially offset by higher commodity, transportation, and labor inflation, which are collectively the result of industry-wide supply chain challenges. Additionally, the Company estimates that the continued shift to independent operators impacted Adjusted Gross Margins by approximately 130 basis points, but with offsetting benefits in Selling, Distribution, and Administrative (“SD&A”) expense.

The Company reported net income of $1.5 million compared to $31.4 million in the prior year period. The decline in year over year net income was primarily the result of a loss on the remeasurement of warrant liability of ($3.7) million in the third quarter of 2022 compared to a gain of $36.3 million in the prior year period. Adjusted Net Income in the quarter of $22.5 million compared to Adjusted Net Income of $26.1 million in the prior year period. The decline in Adjusted Net Income was primarily due to an increase in net interest expense and Core Depreciation and Amortization expense.

Adjusted EBITDA increased 6.5% to $47.7 million, or 13.1% as a percentage of net sales, compared to Adjusted EBITDA of $44.8 million, or 14.3% as a percentage of net sales, in the prior year period. The decline in Adjusted EBITDA margin was driven by higher Adjusted Gross Profit, offset by higher Adjusted SD&A expense, both versus the prior-year period. Consistent with the Company’s expectations, SD&A expense increased in the quarter primarily driven by higher accruals for incentive compensation resulting from better fiscal 2022 performance versus the Company’s expectations as compared to performance below expectations in fiscal 2021, and increased investments in our people, brands, selling infrastructure, and planning capabilities to support growth.

Balance Sheet and Cash Flow Highlights

•As of October 2, 2022
◦Cash on hand of $51.8 million and $86.1 million was available under the Company’s revolving credit facility, providing liquidity of approximately $138 million.

◦Net debt of $870.2 million resulting in a Net Leverage ratio of 5.0x based on Normalized Adjusted EBITDA of $175.6 million.

•For the 39-weeks ended October 2, 2022
◦Cash flow provided by operations of $8.1 million.
▪This includes a fiscal 1Q’22 cash outflow of $23.0 million resulting from the buyout of multiple third-party direct-store-delivery (“DSD”) rights that were treated as contract termination costs and recorded as an expense on the income statement in adherence to GAAP. As such, these buyouts were not booked as investing activities and impacted cash flow from operations.
▪Excluding the buyout of third-party DSD rights, cash provided by operations was $31.1 million.

◦Capital expenditures of $68.7 million.
▪In accordance with GAAP, the $38.4 million purchase of the Kings Mountain facility has been booked on the Company’s Statement of Cash Flows as a capital expenditure and not as an acquisition. The transaction was funded with approximately $10.4 million in cash and $28.0 million of proceeds from the issuance and sale of 2.1 million shares of the Company’s Class A Common Stock to affiliates of Benestar Brands.
▪Excluding the purchase of the Kings Mountain facility, capital expenditures were $30.3 million.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com/ to access the live listen-only webcast and presentation. Participants can also dial in over the phone by calling 1 (888) 510-2008. The Event Plus passcode is 1774171. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

A replay will be archived online and is also available telephonically approximately two hours after the call concludes through Thursday, November 17, 2022, by dialing 1-800-770-2030, and entering the Event Plus passcode 1774171.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, On The Border® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian Brand®, and TORTIYAHS!®, among others.

After a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These forward-looking statements include future plans for Utz Brands, Inc. (the “Company”), the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, the effect of inflation of other supply chain disruptions, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Factors that may cause such differences include, but are not limited to: the risk that recently completed business combinations and other acquisitions recently completed by the Company (collectively, the “Business Combinations”) disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combinations, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such Business Combinations; changes in applicable law or regulations; costs related to the Business Combinations; the ability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by actions by the Company’s competitors’ that result in the Company’s products not suitably differentiated from the products of their competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the Commission, for the fiscal year ended January 2, 2022 and other reports filed by the Company with the Commission. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. We believe that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Selling, Distribution, and Administrative Expense
•Adjusted Selling, Distribution, and Administrative Expense as % of Net Sales
•Adjusted Net Income
•Adjusted Earnings Per Share
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Normalized Adjusted EBITDA
•Net Leverage Ratio

Organic Net Sales is defined as net sales excluding the impact of acquisitions and excluding the impact of IO route conversions.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition, and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit margins on Net Sales.

Adjusted Selling, Distribution, and Administrative Expense is defined as all Selling, Distribution, and Administrative expense excluding Depreciation and Amortization expense, a non- cash item. In addition, Adjusted Selling, Distribution, and Administrative Expenses exclude the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, Distribution, and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, Distribution, and Administrative margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to the Business Combination with Collier Creek Holdings and the acquisitions of Kennedy Endeavors, Kitchen Cooked, Inventure, Golden Flake, and Truco Enterprises. In addition, Adjusted Net Income is also adjusted to exclude deferred financing fees, interest income, and expense relating to IO loans and certain non-cash items, such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Per Share is defined as Adjusted Net Income (as defined, herein) divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the Private Placement Warrants are net settled and the Shares of Class V Common Stock held by Continuing Members is converted to Class A Common Stock.

EBITDA is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release and financial information contained in the release in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA margins on Net Sales.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA of the Festida Foods and R.W. Garcia acquisitions, and the buyout of Clem and J&D Snacks, along with adjustments for estimated unrealized cost synergies related to the acquisition of Truco Enterprises, Vitner’s, Festida Foods, R.W. Garcia, and the buyouts and contract terminations of Clem and J&D Snacks.

Net Leverage Ratio is defined as Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Management believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assist investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to have an understanding of the Company’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended October 2, 2022 and October 3, 2021
(In thousands, except share information)
(Unaudited)

	Thirteen weeks ended October 2, 2022	Thirteen weeks ended October 3, 2021
Net sales	$362,818	$312,680
Cost of goods sold	244,545	210,053
Gross profit	118,273	102,627

Selling, distribution, and administrative expenses
Selling and distribution	69,263	67,985
Administrative	33,182	30,724
Total selling, distribution, and administrative expenses	102,445	98,709

(Loss) gain on sale of assets, net	(823)	(1,043)

Income (loss) from operations	15,005	2,875

Other (expense) income
Interest expense	(11,648)	(7,726)
Other income	205	740
(Loss) gain on remeasurement of warrant liability	(3,672)	36,288
Other (expense) income, net	(15,115)	29,302

(Loss) income before taxes	(110)	32,177
Income tax (benefit) expense	(1,595)	827
Net income (loss)	1,485	31,350

Net (gain) loss attributable to noncontrolling interest	(2,373)	1,902
Net (loss) income attributable to controlling interest	$(888)	$33,252

Earnings (loss) per Class A Common stock: (in dollars)
Basic	$(0.01)	$0.43
Diluted	$(0.01)	$0.40
Weighted-average shares of Class A Common stock outstanding
Basic	80,812,835	76,713,241
Diluted	80,812,835	80,906,618

Net income (loss)	$1,485	$31,350
Other comprehensive income:
Change in fair value of interest rate swap	19,655	686
Comprehensive income	21,140	32,036
Net comprehensive (income) loss attributable to noncontrolling interest	(10,696)	1,902
Net comprehensive income attributable to controlling interest	$10,444	$33,938

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the thirty-nine weeks ended October 2, 2022 and October 3, 2021
(In thousands, except share information)
(Unaudited)

	Thirty-nine weeks ended October 2, 2022	Thirty-nine weeks ended October 3, 2021
Net sales	$1,053,732	$879,781
Cost of goods sold	720,123	586,353
Gross profit	333,609	293,428

Selling, distribution, and administrative expenses
Selling and distribution	226,169	189,152
Administrative	110,549	89,698
Total selling, distribution, and administrative expenses	336,718	278,850

(Loss) gain on sale of assets, net	919	1,965

Income (loss) from operations	(2,190)	16,543

Other (expense) income
Interest expense	(31,478)	(26,483)
Other income	80	2,216
(Loss) gain on remeasurement of warrant liability	4,032	34,155
Other (expense) income, net	(27,366)	9,888

(Loss) income before taxes	(29,556)	26,431
Income tax (benefit) expense	(1,688)	2,251
Net income (loss)	(27,868)	24,180

Net (gain) loss attributable to noncontrolling interest	12,589	4,122
Net (loss) income attributable to controlling interest	$(15,279)	$28,302

Earnings (loss) per Class A Common stock: (in dollars)
Basic	$(0.19)	$0.36
Diluted	$(0.19)	$0.34
Weighted-average shares of Class A Common stock outstanding
Basic	79,852,137	76,380,244
Diluted	79,852,137	81,082,177

Net income (loss)	$(27,868)	$24,180
Other comprehensive income:
Change in fair value of interest rate swap	50,475	2,115
Comprehensive income	22,607	26,295
Net comprehensive (income) loss attributable to noncontrolling interest	(8,981)	4,122
Net comprehensive income attributable to controlling interest	$13,626	$30,417

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
October 2, 2022 and January 2, 2022
(In thousands)

	October 2, 2022	January 2, 2022
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$51,805	$41,898
Accounts receivable, less allowance of $1,826 and $1,391, respectively	144,016	131,388
Inventories	107,382	79,517
Prepaid expenses and other assets	34,484	18,395
Current portion of notes receivable	9,467	6,706
Total current assets	347,154	277,904
Non-current Assets
Property, plant and equipment, net	333,908	303,807
Goodwill	915,295	915,438
Intangible assets, net	1,109,802	1,142,509
Non-current portion of notes receivable	14,014	20,725
Other assets	99,261	55,963
Total non-current assets	2,472,280	2,438,442
Total assets	$2,819,434	$2,716,346
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$15,089	$11,414
Current portion of other notes payable	13,617	9,957
Accounts payable	101,654	95,369
Accrued expenses and other	76,447	71,280
Total current liabilities	206,807	188,020
Non-current portion of term debt and revolving credit facility	887,270	830,548
Non-current portion of other notes payable	19,643	24,709
Non-current accrued expenses and other	64,687	55,838
Non-current warrant liability	42,192	46,224
Deferred tax liability	135,337	136,334
Total non-current liabilities	1,149,129	1,093,653
Total liabilities	1,355,936	1,281,673
Commitments and Contingencies
Equity
Shares of Class A Common Stock, 0.0001 par value; 1,000,000,000 shares authorized; 80,812,835 and 77,644,645 shares issued and outstanding as of October 2, 2022 and January 2, 2022, respectively.	8	8
Shares of Class V Common Stock, 0.0001 par value; 61,249,000 shares authorized; 59,349,000 shares issued and outstanding as of October 2, 2022 and January 2, 2022.	6	6
Additional paid-in capital	941,375	912,574
Accumulated deficit	(264,845)	(236,598)
Accumulated other comprehensive income	32,620	3,715
Total stockholders' equity	709,164	679,705
Noncontrolling interest	754,334	754,968
Total equity	1,463,498	1,434,673
Total liabilities and equity	$2,819,434	$2,716,346

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the thirty-nine weeks ended October 2, 2022 and October 3, 2021
(In thousands)
(Unaudited)

	Thirty-nine weeks ended October 2, 2022	Thirty-nine weeks ended October 3, 2021
Cash flows from operating activities
Net (loss) income	$(27,868)	$24,180
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment and other charges	4,678	—
Depreciation and amortization	66,345	59,295
Gain on remeasurement of warrant liability	(4,032)	(34,155)
Gain on sale of assets	(919)	(1,965)
Share-based compensation	7,579	8,680
Deferred taxes	(1,315)	723
Deferred financing costs	1,047	3,498
Changes in assets and liabilities:
Accounts receivable, net	(12,628)	(30,577)
Inventories	(27,866)	(7,564)
Prepaid expenses and other assets	(18,308)	(9,598)
Accounts payable and accrued expenses and other	21,358	(8,235)
Net cash provided by operating activities	8,071	4,282
Cash flows from investing activities
Acquisitions, net of cash acquired	(75)	(66,631)
Purchases of property and equipment	(68,708)	(17,794)
Purchases of intangibles	—	(1,757)
Proceeds from sale of property and equipment	4,100	1,604
Proceeds from sale of routes	16,819	8,027
Proceeds from the sale of IO notes	5,017	7,922
Proceeds from insurance claims for capital investments	3,935	—
Notes receivable, net	(14,028)	(9,452)
Net cash used in investing activities	(52,940)	(78,081)
Cash flows from financing activities
Line of credit borrowings, net	40,390	—
Borrowings on term debt and notes payable	33,969	820,617
Repayments on term debt and notes payable	(20,692)	(789,662)
Payment of debt issuance cost	(1,471)	(9,210)
Payments of tax withholding requirements for employee stock awards	(6,217)	—
Exercised warrants	—	57,232
Proceeds from issuance of shares	28,000	—
Dividends	(12,793)	(11,908)
Distribution to noncontrolling interest	(6,410)	(14,140)
Net cash provided by financing activities	54,776	52,929
Net increase (decrease) in cash and cash equivalents	9,907	(20,870)
Cash and cash equivalents at beginning of period	41,898	46,831
Cash and cash equivalents at end of period	$51,805	$25,961

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Organic Net Sales

	13-Weeks Ended			39-Weeks Ended
(dollars in millions)	October 2, 2022	October 3, 2021	Change	October 2, 2022	October 3, 2021	Change
Net Sales as Reported	$362.8	$312.7	16.0%	$1,053.7	$879.8	19.8%
Impact of Acquisitions	(14.6)			(49.4)
Impact of IO Conversions	3.9			11.0
Organic Net Sales (1)	$352.1	$312.7	12.6%	$1,015.3	$879.8	15.4%
(1) Organic Net Sales excludes the Impact of Acquisitions and the Impact of IO Conversions that took place after Q1 2021, except for the impact of Vitner’s, which was acquired on February 8, 2021.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended		39-Weeks Ended
(dollars in millions)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Gross Profit	$118.3	$102.6	$333.6	$293.4
Depreciation and Amortization	10.3	9.3	31.8	25.4
Non-Cash, Non-recurring adjustments	4.0	(0.1)	8.9	2.9
Adjusted Gross Profit	$132.6	$111.8	$374.3	$321.7
Adjusted Gross Profit as a % of Net Sales	36.5%	35.8%	35.5%	36.6%

Adjusted Selling, Distribution, and Administrative Expense

	13-Weeks Ended		39-Weeks Ended
(dollars in millions)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Selling, Distribution, and Administrative Expense - Incl Depreciation and Amortization	$102.4	$98.7	$336.7	$278.9
Depreciation and Amortization in SD&A Expense	(11.5)	(11.4)	(34.5)	(33.9)
Non-Cash, and/or Non-recurring Adjustments	(6.4)	(21.2)	(54.6)	(39.4)
Adjusted Selling, Distribution, and Administrative Expense	$84.5	$66.1	$247.6	$205.6
Adjusted SD&A Expense as a % of Net Sales	23.3%	21.1%	23.5%	23.4%

Adjusted Net Income

	13-Weeks Ended		39-Weeks Ended
(dollars in millions, except per share data)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net Income (Loss)	$1.5	$31.4	$(27.9)	$24.2
Income Tax (Benefit) Expense	(1.6)	0.8	(1.7)	2.3
(Loss) Income Before Taxes	(0.1)	32.2	(29.6)	26.5
Deferred Financing Fees	0.3	0.4	1.0	3.5
Acquisition Step-Up Depreciation and Amortization	13.2	13.2	39.6	38.8
Certain Non-Cash Adjustments	0.9	2.0	9.2	9.0
Acquisition and Integration	4.8	11.0	40.8	19.0
Business and Transformation Initiatives	5.4	8.0	13.3	13.7
Financing-Related Costs	—	0.1	0.2	0.7
(Gain) Loss on Remeasurement of Warrant Liability	3.7	(36.3)	(4.0)	(34.2)
Other Non-Cash and/or Non-Recurring Adjustments	28.3	(1.6)	100.1	50.5
Adjusted Earnings before Taxes	28.2	30.6	70.5	77.0
Taxes on Earnings as Reported	1.6	(0.8)	1.7	(2.3)
Income Tax Adjustments (1)	(7.3)	(3.7)	(16.0)	(10.4)
Adjusted Taxes on Earnings	(5.7)	(4.5)	(14.3)	(12.7)
Adjusted Net Income	$22.5	$26.1	$56.2	$64.3

Average Weighted Basic Shares Outstanding	140.2	136.9	139.2	136.7
Fully Diluted Shares on an As-Converted Basis	142.5	141.1	141.1	141.4
Adjusted Earnings Per Share	$0.16	$0.18	$0.40	$0.45

(1) Income Tax Rate Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended		39-Weeks Ended
(dollars in millions)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Core D&A - Non-Acquisition-related included in Gross Profit	$6.2	$4.7	$19.5	$13.4
Step-Up D&A - Transaction-related included in Gross Profit	4.1	4.6	12.3	12.0
Depreciation & Amortization - included in Gross Profit	10.3	9.3	31.8	25.4

Core D&A - Non-Acquisition-related included in SD&A Expense	2.4	2.8	7.2	7.1
Step-Up D&A - Transaction-related included in SD&A Expense	9.1	8.6	27.3	26.8
Depreciation & Amortization - included in SD&A Expense	11.5	11.4	34.5	33.9

Depreciation & Amortization - Total	$21.8	$20.7	$66.3	$59.3

Core Depreciation and Amortization	$8.6	$7.5	$26.7	$20.5
Step-Up Depreciation and Amortization	13.2	13.2	39.6	38.8
Total Depreciation and Amortization	$21.8	$20.7	$66.3	$59.3

EBITDA and Adjusted EBITDA

	13-Weeks Ended		39-Weeks Ended
(dollars in millions)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net Income (Loss)	$1.5	$31.4	$(27.9)	$24.2
Plus non-GAAP adjustments:
Income Tax (Benefit) Expense	(1.6)	0.8	(1.7)	2.3
Depreciation and Amortization	21.8	20.7	66.3	59.3
Interest Expense, Net	11.6	7.7	31.5	26.5
Interest Income (IO loans)(1)	(0.4)	(0.6)	(1.3)	(2.0)
EBITDA	32.9	60.0	66.9	110.3
Certain Non-Cash Adjustments(2)	0.9	2.0	9.2	9.0
Acquisition and Integration(3)	4.8	11.0	40.8	19.0
Business Transformation Initiatives(4)	5.4	8.0	13.3	13.7
Financing-Related Costs(5)	—	0.1	0.2	0.7
(Gain) loss on Remeasurement of Warrant Liabilities(6)	3.7	(36.3)	(4.0)	(34.2)
Adjusted EBITDA	$47.7	$44.8	$126.4	$118.5

Net income (loss) as a % of Net Sales	0.4%	10.0%	(2.6)%	2.8%
Adjusted EBITDA as a % of Net Sales	13.1%	14.3%	12.0%	13.5%

(1)Interest Income from IO Loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution ("Business Transformation Initiatives"). There is a notes payable recorded that mirrors most of the IO notes receivable, and the interest expense associated with the notes payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs and other non-cash adjustments – For the thirteen weeks ended October 2, 2022 and October 3, 2021, the Company incurred $1.9 million and $2.1 million, respectively, of share-based compensation and compensation expense associated with the employee stock purchase plan. The share-based compensation and compensation expense associated with the employee stock purchase plan for the thirty-nine weeks ended October 2, 2022 and October 3, 2021 was $6.7 million and $7.8 million, respectively The thirteen weeks ended October 2, 2022 also included a $1.0 million gain related to unrealized purchase commitment adjustments and thirty-nine weeks ended October 2, 2022 includes a $0.5 million of unrealized purchase commitment losses. During the thirty-nine weeks ended October 2, 2022, the Company recorded an impairment of $2.0 million related to the termination of distribution agreements.
(3)Adjustment for Acquisition and Integration Costs – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions. The majority of charges are related to the buyout of multiple distributors, which was accounted for as a contract termination resulting in expense of $23.0 million for the thirty-nine weeks ended October 2, 2022 as well as other integration costs. During the thirteen and thirty-nine weeks ended October 2, 2022, we incurred incremental costs of $4.8 million and $16.4 million, respectively, for the integration of Truco, R.W. Garcia, Kings Mountain, and costs to evaluate other potential acquisitions, as well as, $1.0 million for the incremental Tax Receivable Agreement Liability associated with the Business Combination included in the thirty-nine weeks ended October 2, 2022. Acquisition and Integration costs incurred primarily for the Vitner's acquisition, the Truco acquisition, and related integration expenditures were $5.6 million and $9.6 million for the thirteen and thirty-nine weeks ended October 3, 2021, respectively, as well as $4.1 million and $9.4 million related to distributor buyouts which was accounted for as contract terminations for the thirteen and thirty-nine weeks ended October 3, 2021, respectively.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and ERP transition costs, fall into this category. The Company incurred such costs of $5.4 million and $8.0 million for the thirteen weeks ended October 2, 2022 and October 3, 2021, respectively, and $13.3 million and $13.7 million for the thirty-nine weeks ended October 2, 2022 and October 3, 2021, respectively.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains and losses related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the Warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.

Normalized Adjusted EBITDA

	FY 2021					FY 2022
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2021	Q1	Q2	Q3	TTM
Adjusted EBITDA	$37.9	$35.7	$44.8	$37.7	$156.1	$36.5	$42.2	$47.7	$164.1
Pre-Acquisition Adjusted EBITDA(1)	3.6	3.0	2.0	1.6	10.2	0.2	—	—	1.8
Acquisition Synergies(2)	3.1	3.1	2.6	2.5	11.3	2.4	2.4	2.4	9.7
Normalized Adjusted EBITDA	$44.6	$41.8	$49.4	$41.8	$177.6	$39.1	$44.6	$50.1	$175.6

(1) Pre-Acquisition Adjusted EBITDA - This adjustment represents the Adjusted EBITDA of acquired companies, Festida Foods and R.W. Garcia, prior to the acquisition date, as well as from the buyout date of Clem and J&D Snacks.
(2) Represents identified integration-related cost savings expected to be realized from the elimination of certain procurement, manufacturing, and logistics as well as selling, distribution, and administrative expenses, in connection with the acquisitions of Truco Enterprises, Vitner’s, Festida Foods, R.W. Garcia, and the buyouts of Clem and J&D Snacks.

Net Debt and Leverage Ratio

(dollars in millions)	As of October 2, 2022
Term Loan	$781.3
ABL Facility	76.4
Capital Leases(1)	62.3
Deferred Purchase Price	2.0
Gross Debt(2)	922.0
Cash and Cash Equivalents	51.8
Total Net Debt	$870.2

Last 52-Weeks Normalized Adjusted EBITDA	$175.6

Net Leverage Ratio	5.0x

(1) Capital Leases include equipment term loans and excludes the impact of step-up accounting.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. We have the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which is uncommon.